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Exhibit 10.2

LOAN AND SECURITY AGREEMENT
eCollege.com and DataMark, Inc.

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	8.6	Other Agreements.	13
	8.7	Judgments.	13
	8.8	Misrepresentations.	13
9	BANK'S RIGHTS AND REMEDIES		13
	9.1	Rights and Remedies.	13
	9.2	Power of Attorney.	14
	9.3	Accounts Collection.	14
	9.4	Bank Expenses.	14
	9.5	Bank's Liability for Collateral.	15
	9.6	Remedies Cumulative.	15
	9.7	Demand Waiver.	15
10	NOTICES, JOINT AND SEVERAL LIABILITY, AND WAIVERS		15
	10.1	Notices	15
	10.2	Joint and Several Liability	15
	10.3	Subrogation and Similar Rights	15
	10.4	Waivers of Notice	16
	10.5	Subrogation Defenses	16
	10.6	Right to Settle, Release	16
11	CHOICE OF LAW, VENUE		17
12	GENERAL PROVISIONS		17
	12.1	Successors and Assigns.	17
	12.2	Indemnification.	17
	12.3	Time of Essence.	17
	12.4	Severability of Provision.	17
	12.5	Amendments in Writing, Integration.	17
	12.6	Counterparts.	17
	12.7	Survival.	17
	12.8	Confidentiality.	17
	12.9	Attorneys' Fees, Costs and Expenses.	18
13	DEFINITIONS		18
	13.1	Definitions.	18
14	EFFECTIVENESS		25
15	JURY TRIAL WAIVER		25

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        This LOAN AND SECURITY AGREEMENT dated as of October 30, 2003, but effective only upon the date the Closing under the Stock Purchase Agreement referred to below occurs, among SILICON VALLEY BANK, a California chartered bank ("Bank"), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office at 4410 Arapahoe Avenue, Suite 200, Boulder, CO 80303, and eCollege.com ("eCollege"), whose address is 4900 South Monaco Street, Denver, Colorado 80237, and DataMark, Inc. ("DataMark"), whose address is 2305 President's Drive, Salt Lake City, UT 84120 (hereinafter eCollege and DataMark shall be referred to collectively as the "Borrowers" and individually as a "Borrower"), provides the terms on which Bank will lend to Borrowers and Borrowers will repay Bank.

        A. Bank and eCollege entered into an Amended and Restated Loan and Security Agreement dated as of May 5, 2003, pursuant to which Bank currently makes available to eCollege a revolving line of credit of $3,750,000 and had made a Term Loan and Equipment Advances as defined therein (the "Prior Agreement"). All credit extended under the Prior Agreement is secured by all personal property assets of eCollege and by eCollege's intellectual property pursuant to an Intellectual Property Security Agreement dated October 21, 1999, as amended, which shall continue to be effective and apply to the Obligations incurred under this Agreement.

        B. eCollege entered into a Stock Purchase Agreement among Leeds Equity Partners III, L.P., Other Sellers (as defined therein), DataMark and eCollege dated as of September 15, 2003 (the "Stock Purchase Agreement") providing for the acquisition of all of the outstanding stock of DataMark by eCollege, so that, upon the Closing on the Closing Date (as those terms are defined therein) under the Stock Purchase Agreement, DataMark will become a wholly-owned subsidiary of eCollege.

        C. Pursuant to the terms of the Stock Purchase Agreement, eCollege will execute and deliver the Seller Notes (as defined therein) (the "Seller Notes") in an aggregate principal amount of $12,000,000, which are by their terms subordinated to Senior Indebtedness (as defined therein), including the Obligations under this Agreement, which Obligations constitute Specified Senior Indebtedness within the context of the Seller Notes.

        D. Also in connection with the Stock Purchase Agreement, eCollege and eCollege International, Inc. are entering into a Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of October 31, 2003 (the "SSSNWPA"), pursuant to which Capital Resource Partners IV, L.P. ("Senior Subordinated Noteholder") will purchase Senior Subordinated Notes in the aggregate, original principal amount of $20,000,000, the payment of which will be subject to a Subordination and Intercreditor Agreement with Bank.

        E. In connection with the Closing under the Stock Purchase Agreement, eCollege has requested that the revolving line of credit under the Prior Agreement be increased and that DataMark be added as an additional borrower to be jointly and severally liable with eCollege for the Obligations incurred under this Agreement, and that Bank refinance the balances outstanding on the term loans made under the Prior Agreement and provide additional term credit, as a new single term loan, all of which will be and will continue to be secured by the existing collateral and all now or hereafter acquired collateral, including collateral provided by DataMark.

        F. Bank is willing to take such action, subject to and on the following terms and conditions, and as long as contemporaneously with the Closing eCollege repays Bank all obligations owing under the Prior Agreement with the proceeds of the Term Loan to be made hereunder, and upon execution hereof and receipt of such repayment Bank shall have no further obligations under the Prior Agreement, which Prior Agreement shall then terminate.

        The parties agree as follows:

1      ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13, if not otherwise defined herein.

2      LOAN AND TERMS OF PAYMENT

2.1    Credit Extensions.

        Borrowers jointly and severally promise to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1    Revolving Advances.

          (a)   Subject to the terms and conditions of this Agreement, Bank will make Advances to each Borrower not exceeding (i) the lesser of (A) the Committed Revolving Line less the aggregate outstanding principal amount of Advances made to, Letters of Credit issued for the account of, FX Reserve maintained for, and Cash Management Services utilized by the other Borrower or (B) the Borrowing Base, minus (ii) the aggregate amount utilized by such Borrower under the Cash Management Services Sublimit, minus (iii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) issued for such Borrower, and minus (iv) all amounts maintained in the FX Reserve for such Borrower. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

          (b)   To obtain an Advance, the relevant Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Such Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to the relevant Borrower's deposit account with Bank. Bank may make Advances under this Agreement based on instructions from a Responsible Officer of such Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations, which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer of such Borrower or designee. Borrowers will indemnify Bank for any loss Bank suffers due to such reliance.

          (c)   The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.1.2    Cash Management Services Sublimit.

        Borrowers may use up to an aggregate of $3,500,000 (the "Cash Management Services Sublimit") for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under this Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line or for Letters of Credit under Section 2.1.3 or for forward exchange under Section 2.1.4 as provided in Section 2.1.1. Any amounts Bank pays on behalf of a Borrower or any amounts that are not paid by such Borrower for any Cash Management Services will be treated as Advances to the relevant Borrower under the Committed Revolving Line, and such amounts will accrue interest at the rate for Advances.

2.1.3    Letters of Credit Sublimit.

        Bank will issue or has issued Letters of Credit for each Borrower's account not exceeding (i) the lesser of (a) the Committed Revolving Line less the aggregate outstanding principal amount of Advances made to, Letters of Credit issued for the account of, FX Reserve maintained for, and Cash Management Services utilized by the other Borrower or (b) the Borrowing Base, minus (ii) the outstanding principal balance of the Advances made to such Borrower minus the Cash Management

Services utilized by such Borrower, minus the FX Reserve maintained for such Borrower; provided, however, the face amount of all Borrowers' outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $3,500,000. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but the relevant Borrower's reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.4    Foreign Exchange Sublimit.

        If there is availability under the Committed Revolving Line and the Borrowing Base, then either Borrower may enter in foreign exchange forward contracts with the Bank under which such Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which is a maximum of $3,500,000 for both Borrowers, and allocate such 10% to a reserve maintained for the relevant Borrower (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the combined FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.1.5    Term Loan.

          (a)   Bank will make the Term Loan available to eCollege in one advance on the Closing Date simultaneously upon the Closing under the Stock Purchase Agreement and the proceeds of the Term Loan shall be applied to repay the total owing Bank under the Prior Agreement for the Term Loan made thereunder and the outstanding Equipment Advances made thereunder and otherwise used for general corporate purposes.

          (b)   eCollege will repay the Term Loan by paying 36 equal installments of principal each in an amount equal to 1/36th of the Term Loan, expected to be $83,333.33 each if the full amount of the Term Loan is requested (the "Term Loan Payment") plus accrued and unpaid Interest at the rate set forth in Section 2.3 (a). Each Term Loan Payment is payable on the 1st of each month during the term of the Term Loan, commencing December 1, 2003. eCollege's final Term Loan Payment, due on November 1, 2006, includes all outstanding Term Loan principal and accrued interest. eCollege shall be entitled to prepay all (but not less than all) of the then current Obligations for the Term Loan, subject to prior written notice and payment of the applicable Prepayment Fee.

          (c)   To obtain the advance of the Term Loan, eCollege must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time on the day on which the Closing shall occur and the Term Loan is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee of eCollege.

2.2   Overadvances.

        If either Borrower's Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Committed Revolving Line less the aggregate outstanding principal amount of Advances made to, Letters of Credit issued for the account of, FX Reserve maintained for, and Cash Management Services utilized by the other Borrower or (ii) the Borrowing Base, such Borrower must immediately pay Bank the excess.

        In addition, the outstanding Obligations under Sections 2.1.2,2.1.3 and 2.1.4 shall at no time exceed $3,500,000 in the aggregate.

2.3   Interest Rate, Payments.

          (a)   Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a per annum rate of one and one-quarter of one percent (1.25%) above the Prime Rate but such interest rate shall be not less than 5.25% at any time; and (ii) the Term Loan accrues interest at a per annum rate of seven percent (7.00%). After an Event of Default, Obligations accrue interest at a rate 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

          (b)   Payments. Interest due on Advances under the Committed Revolving Line is payable monthly on the same date of each month as the date of the month this Agreement is dated. Interest due on the Term Loan is payable on the 1st of each month. Bank may debit any of Borrowers' deposit accounts with Bank including Account Numbers                        and                         for any principal or interest payments due and owing by Borrowers with respect to any Advance, or any other amounts Borrowers owe Bank hereunder. Bank will promptly notify the relevant Borrower when it debits such Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4   Fees.

          Borrowers will pay to Bank:

          (a)   Loan Fees. Fully earned, non-refundable loan fees of $10,000.00 in connection with the Committed Revolving Line and $30,000.00 in connection with the Term Loan, payable on the Closing Date.

          (b)   Non-utilization Fee. A quarterly non-utilization fee equal to 15.625 basis points (0.15625%) times the average daily, unused amount available under the Committed Revolving Line (being the difference between the amount of the Committed Revolving Line and the average outstanding daily balance of Advances and Letters of Credit and amounts utilized for Cash Management Services and FX Reserves) during the prior quarter, payable in arrears twenty (20) days after each quarter-end.

          (c)   Early Termination Fee. A fully earned, non-refundable early termination fee of $100,000.00 if, at Borrowers' option, the Committed Revolving Line is terminated and the Advances are paid in full on or prior to the first anniversary of the date this Agreement becomes effective, and such a fee of $50,000.00 if such events occur after the first anniversary but prior to the second anniversary of such date.

          (d)   Bank Expenses. All Bank Expenses (including reasonable attorney's fees and expenses) incurred through and after the date of this Agreement, which are payable when due in accordance with the terms of this Agreement.

3      CONDITIONS OF LOANS

3.1   Conditions Precedent to Initial Credit Extension.

        Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires. Until the initial audit of DataMark required by Section 6.2 (d) is complete, Bank will not be obligated to make Advances in excess of the lesser of (a) the Committed Revolving Line or (b) an aggregate of (i) 80% of eCollege's Eligible Accounts, plus

(ii) the lesser of 25% of DataMark's Eligible Accounts or $500,000, but Bank will make the Term Loan as the initial Credit Extension, all subject to the foregoing requirements.

3.2   Conditions Precedent to all Credit Extensions.

        Bank's obligations to make each Credit Extension, including the initial Credit Extension, is further subject to the following:

          (a)   timely receipt of any Payment/Advance Form; and

          (b)   the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is the relevant Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

4      CREATION OF SECURITY INTEREST

4.1   Grant of Security Interest.

          (a)   Each Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral of such Borrower to secure all Obligations of Borrowers and performance of Borrowers' duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Upon the occurrence and during the continuance of an Event of Default, Bank may place a "hold" on any deposit account pledged as Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrowers fully satisfy all the Obligations.

          (b)   At the request of eCollege, Bank entered into that certain Agreement Concerning Use of Collateral (the "Use Agreement"), dated as of March 24, 2003, by and between ViaWest Internet Services, Inc., a Colorado corporation ("ViaWest") and Bank, and as consideration for Bank's entering into the Use Agreement, eCollege and Bank entered into a certain credit facility which was subsequently refinanced under the Prior Agreement. To the extent the Term Loan made hereunder will refinance in part said prior credit facility, eCollege and Bank hereby restate the portion of the agreement relating to said Use Agreement as follows:

            1.     In order to secure the Obligations of eCollege to Bank, eCollege has delivered to Bank the original of a letter of credit to the benefit of Bank in the face amount of $472,958.96 issued by Colorado Business Bank (the "CBB Letter of Credit"). The CBB Letter of Credit provides that it will be renewed on a year-to-year basis, with a minimum of 60 days prior written notice to Bank if the CBB Letter of Credit will not be renewed and shall contain such additional terms as Bank may require. Bank shall be permitted to draw on the CBB Letter of Credit if it will not be renewed.

            2.     In the event eCollege is unable to provide hosting services for the eCollege ASP platform to its customers, as required by its contracts with its customers, due to eCollege voluntarily or involuntarily entering bankruptcy pursuant to the laws of the United States (a "Triggering Event") as provided in the Use Agreement, Bank shall be permitted to immediately apply the proceeds of the CBB Letter of Credit to repayment of the Obligations referred to above, without notice to eCollege. All or any portion of the proceeds of the CBB Letter of Credit received by Bank may be applied by Bank in full or partial payment of such Obligations, whether or not then due, in such order, manner and extent as Bank may elect or for the performance of any of eCollege's obligations or covenants under this Agreement. In addition to any other rights and remedies provided in this Agreement, Bank shall be entitled to all of the rights and remedies of a secured party under the Uniform Commercial Code.

            3.     In the event that the Use Agreement is terminated prior to the occurrence of a Triggering Event (defined above), this Section 4.1(b) shall terminate automatically and be null and void and Bank shall immediately thereafter release the CBB Letter of Credit.

4.2   Authorization to File.

        Borrowers authorizes Bank to file financing statements without notice to Borrowers, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5      REPRESENTATIONS AND WARRANTIES

        Borrowers represent and warrant as follows:

5.1   Due Organization and Authorization.

        Each Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with either Borrower's formation documents, nor constitute an event of default under any material agreement by which either Borrower is bound. Each Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2   Collateral.

        Each Borrower has good title to its Collateral, free of Liens except Permitted Liens. Each Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that either Borrower, after the date hereof, intends to store or otherwise deliver its Collateral to such a bailee, then such Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Each Borrower has not received written notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Each Borrower is the sole owner or licensee of its Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3   Litigation.

        Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of either Borrower's Responsible Officers, threatened by or against either Borrower or any

Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4   No Material Adverse Change in Financial Statements.

        All consolidated financial statements for eCollege and any Subsidiary, delivered to Bank fairly present in all material respects eCollege's consolidated financial condition and eCollege's consolidated results of operations. There has not been any material deterioration in eCollege's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5   Solvency.

        The fair salable value of each Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; each Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrowers are able to pay their debts (including trade debts) as they mature.

5.6   Regulatory Compliance.

        Each Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Each Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Each Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. Neither Borrower's nor any Subsidiary's properties or assets has been used by either Borrower or any Subsidiary or, to the best of each Borrower's actual knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7   Subsidiaries.

        Each Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8   Full Disclosure.

        No written representation, warranty or other statement of either Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6      AFFIRMATIVE COVENANTS

        Each Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1   Government Compliance.

        Each Borrower will maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrowers' collective business or operations. Each Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrowers' collective business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2   Financial Statements, Reports, Certificates.

          (a)   Borrowers will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, company prepared consolidated and consolidating balance sheets and income statements covering the operations of eCollege and its Subsidiaries during the period certified by a Responsible Officer of eCollege and in a form acceptable to Bank; (ii) as soon as available, but no later than 95 days after the last day of eCollege's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank and together with the related consolidating statements; (iii) within 5 days of filing, copies of all statements, reports and notices made available to eCollege's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against either Borrower or any Subsidiary that could result in damages or costs to either Borrower or any Subsidiary of $250,000 or more; (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of either Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between either Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

          (b)   Within 50 days after the last day of each quarter (or within 20 days after the last day of each month if outstanding Advances exist, excluding outstanding Letters of Credit), Borrowers will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer of eCollege in the form of Exhibit C, with aged listings of accounts receivable and accounts payable and with a deferred revenue schedule.

          (c)   Within 30 days after the last day of each month, Borrowers will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer of eCollege in the form of Exhibit D.

          (d)   Borrowers will allow Bank to audit Borrowers' Collateral at Borrowers' expense during normal business hours upon reasonable notice. An initial audit of Datamark will be conducted within 60 days from the Closing Date. Subsequent audits of each Borrower will be conducted no more often than semi-annually, unless an Event of Default has occurred and is continuing.

6.3   Inventory; Returns.

        Each Borrower will keep all its Inventory in good and marketable condition, free from material defects. Returns and allowances between each Borrower and its account debtors will follow such Borrower's customary practices as they exist at the Closing Date. Each Borrower must promptly notify Bank of all returns, recoveries, disputes, and claims that involve more than $50,000.

6.4   Taxes.

        Each Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which such Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5   Insurance.

        Each Borrower will keep its business and its Collateral insured for risks and in amounts standard for such Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, each Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations

6.6   Primary Accounts.

        Each Borrower will maintain its primary banking relationship with Bank, which relationship shall include such Borrower maintaining account balances in any accounts at or through Bank representing at least 75% of all account balances of such Borrower at any financial institution.

6.7   Financial Covenants.

        eCollege will have or maintain as of the last day of each month (unless otherwise provided) and on a consolidated basis:

              (i)  Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.30 to 1.00 through 3/31/04, and of at least 1.50 to 1.00 at 4/30/04 and thereafter.

             (ii)  Tangible Net Worth. A Tangible Net Worth of at least $4,000,000 through 3/31/04, and after 3/31/04 of at least $4,000,000, plus 50% of quarterly net income after taxes from and after 3/31/04 through the most recent quarter-end on a cumulative basis, plus 100% of its deferred tax assets.

            (iii)  Debt Service Coverage Ratio. A ratio of (a) earnings after taxes paid, less Capitalized Product Development Costs, plus interest expense, depreciation, amortization of intangible assets and other non-cash charges made to Borrowers' income for the preceding three (3) months, annualized, divided by (b) current maturities of all long term debt (including Subordinated Debt) and capitalized leases plus annualized interest expense for the preceding three (3) months, of not less than 2.00 to 1.00, calculated on a rolling three (3) month basis, tested monthly.

            (iv)  EBITDA. An EBITDA for each fiscal quarter of not less than those amounts set forth next to the corresponding fiscal quarter set forth on Exhibit E, commencing with the quarter ending 12/31/03.

6.8   Registration of Intellectual Property Rights.

        Each Borrower shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least fifteen (15) days' prior notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank's security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Each Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Each Borrower shall provide written notice to Bank of any application filed by such Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

        Each Borrower will use reasonable commercial efforts to protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements.

6.9   Further Assurances.

        Each Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in its Collateral under Section 4 of this Agreement or to effect the purposes of this Agreement.

7      NEGATIVE COVENANTS

        Each Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1   Dispositions.

        Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) of Equipment the proceeds of which are applied within thirty (30) days of such Transfer to the purchase of replacement Equipment with like value and function; or (v) other Transfers in any given year that have a fair market value of less than Two Million Dollars ($2,000,000) in the aggregate, provided that the proceeds from such Transfers are applied first to reduce outstanding Indebtedness to Bank.

7.2   Changes in Business, Ownership, Management or Business Locations.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower or those reasonably related thereto or have a material change in its ownership by one or a group of Persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) in one or a series of related transactions of greater than 50% (other than by sales of such Borrower's equity securities in a public offering or to venture capital investors so long as such Borrower identifies the venture capital investors prior to the closing of the investment), or without prior notice to Bank permit a change in the current chief executive officer, president or chief financial officer for such Borrower at any time. Each Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which such Borrower maintains or stores over $5,000 in such Borrower's assets or property.

7.3   Mergers or Acquisitions.

        Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except, as long as no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (a) a Subsidiary may merge or consolidate into another Subsidiary or into such Borrower and DataMark may merge into eCollege, and (b) cash acquisitions with a cost not exceeding 15% of Tangible Net Worth and non-cash acquisitions with a cost not exceeding 40% of Tangible Net Worth (or a combination of both), provided that any such transaction would not result in a decrease of more than 25% of Tangible Net Worth.

7.4   Indebtedness.

        Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5   Encumbrance.

        Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any of its Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, subject to Permitted Liens.

7.6   Investments; Distributions.

        (i)    Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, other than Permitted Distributions.

7.7   Transactions with Affiliates.

        Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8   Subordinated Debt.

        Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt as to regularly scheduled payments permitted thereby, and will not make or permit any prepayments on any Subordinated Debt, or amend any provision respecting the terms of repayment or prepayment in any document relating to the Subordinated Debt; provided that eCollege may make prepayments in an aggregate principal amount of up to $10,000,000.00 on Subordinated Debt, as long as no Event of Default has occurred and is continuing or would be caused by any such prepayment, including any breach of the terms of the financial covenants in Section 6.7, and, in the case of the Seller Notes, as long as no Event of Default has occurred and is continuing under the SSSNWPA.

7.9   Compliance.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8      EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

8.1   Payment Default.

        If either Borrower fails to pay any of the Obligations within 3 business days after their due date. During the additional 3 business-day period, the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2   Covenant Default.

        If either Borrower does not perform any obligation in Article 6 or violates any covenant in Article 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between either Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after either Borrower's attempts within such 10 day period, and the default may be cured within a reasonable time, then such Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3   Material Adverse Change.

        If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Borrowers, collectively, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations, or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral, which is not covered by adequate insurance;

8.4   Attachment.

        (i)    If any material portion of either Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or (ii) if either Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; or (iii) if a judgment or other claim becomes a Lien on a material portion of either Borrower's assets, or (iv) if a notice of lien, levy, or assessment is filed against any of either Borrower's assets by any government agency and not paid within 10 days after either Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by either Borrower (but no Credit Extensions will be made during the cure period);

8.5   Insolvency.

        (i)    If either Borrower becomes insolvent; or (ii) if either Borrower begins an Insolvency Proceeding; or (iii) if an Insolvency Proceeding is begun against either Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6   Other Agreements.

        If there is a default in any agreement between either Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that will cause a Material Adverse Change, including the Seller Notes (as defined in the Stock Purchase Agreement) and the Senior Subordinated Note and Warrant Purchase Agreement referred to in the recitals hereto;

8.7   Judgments.

        If a money judgment(s) in the aggregate of at least $100,000, not covered by insurance, is rendered against either Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

8.8   Misrepresentations.

        If either Borrower or any Person acting for either Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9      BANK'S RIGHTS AND REMEDIES

9.1   Rights and Remedies.

        When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b)   Stop advancing money or extending credit for either Borrower's benefit under this Agreement or under any other agreement between either Borrower and Bank;

          (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

          (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrowers will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

          (e)   Apply to the Obligations any (i) balances and deposits of either Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of either Borrower;

          (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, either Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, either Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

          (g)   Dispose of the Collateral according to the Code;

provided that Bank's exercise of any of its rights under subsections (c), (d), (f) and (g) above is subject to the terms of the Use Agreement referred to in Section 4.1(b) above.

9.2   Power of Attorney.

        Effective only when an Event of Default occurs and continues, each Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse such Borrower's name on any checks or other forms of payment or security; (ii) sign such Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under such Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign either Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as such Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3   Accounts Collection.

        When an Event of Default occurs and continues, Bank may notify any Person owing either Borrower money of Bank's security interest in the funds and verify the amount of the Account, and each Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4   Bank Expenses.

        If either Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5   Bank's Liability for Collateral.

        If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Each Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6   Remedies Cumulative.

        Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given. Nothing herein shall be construed to be or constitute a novation of or waiver of Borrower's obligations to Bank under the Prior Agreement.

9.7   Demand Waiver.

        Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which either Borrower is liable.

10    NOTICES, JOINT AND SEVERAL LIABILITY, AND WAIVERS

10.1    Notices.

        All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

10.2    Joint and Several Liability.

        Notwithstanding anything to the contrary contained in the Agreement, all of Borrowers' representations and warranties, indebtedness, liabilities, and other Obligations of any kind described in this Agreement and any other Loan Document shall be joint and several in nature and affect their jointly and/or severally owned property.

10.3    Subrogation and Similar Rights.

        Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise, in each case until the Obligations are indefeasibly paid in full. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 10.3 shall be null and void, in each case until the Obligations are indefeasibly paid in full. If any payment is made to either Borrower in contravention of this Section 10.3, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10.4    Waivers of Notice.

        Each Borrower waives notice of acceptance hereof by the other Borrower and by Bank. Each Borrower also waives notice, with respect to the Obligations of the other Borrower, of the following: the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; the amount of the Obligations outstanding at any time; intent to accelerate; acceleration; any adverse change in the financial condition of the other Borrower or of any other fact that might increase such Borrower's risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands as to the other Borrower to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of the other Borrower, or by reason of the cessation from any cause whatsoever of the liability of the other Borrower. Bank's failure at any time to require strict performance by either Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of either Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower's risks as a joint obligor hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against the other Borrower or any other Person liable to such Borrower with respect to the Obligations in any manner or whatsoever.

10.5    Subrogation Defenses.

        Each Borrower waives the benefits, if any, of any statutory or common law rule that may permit a borrower to assert any defenses of a surety or guarantor, or that may give a borrower the right to require a senior creditor to marshal assets, and such Borrower agrees that it shall not assert any such defenses or rights.

10.6    Right to Settle, Release.

          (a)   The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release of or unenforceability of any of the Obligations against, whether partial or total, or rights, if any, which such Borrower may now or hereafter have against, any other Person, including the other Borrower, or property with respect to any of the Obligations.

          (b)   Without notice to either Borrower and without affecting the liability of either Borrower as a joint obligor hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to either Borrower, (ii) grant other indulgences to either Borrower in respect of the Obligations, (iii) modify in any manner any documents, relating to the Obligations with respect to either Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by either Borrower or any other Person, or (v) compromise, settle renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

11    CHOICE OF LAW, VENUE

        Colorado law governs the Loan Documents without regard to principles of conflicts of law. Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the City and County of Denver, State of Colorado.

12    GENERAL PROVISIONS

12.1    Successors and Assigns.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Each Borrower may not assign this Agreement or any rights under it without Bank's prior written consent, which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to either Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2    Indemnification.

        Borrowers will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party of or against Bank in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and either Borrower under the Loan Documents (including reasonable attorneys fees and expenses), except, in each case, for losses caused by Bank's gross negligence or willful misconduct.

12.3    Time of Essence.

        Time is of the essence for the performance of all obligations in this Agreement.

12.4    Severability of Provision.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Amendments in Writing, Integration.

        All amendments to this Agreement must be in writing and signed by Borrowers and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6    Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    Survival.

        All covenants, representations, and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrowers in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    Confidentiality.

        In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrowers, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9    Attorneys' Fees, Costs and Expenses.

        In any action or proceeding between either Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13    DEFINITIONS

13.1    Definitions.

        In this Agreement:

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed to the relevant Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by such Borrower and such Borrower's Books relating to any of the foregoing.

        "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Borrower's Books" are all of each Borrower's books and records including ledgers, records regarding such Borrower's assets or liabilities, the Collateral of such Borrower, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Borrowing Base" is 80% of Eligible Accounts of the Borrowers on a combined basis as determined by Bank from Borrowers' most recent combined Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of either Borrower's Accounts.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "Capitalized Product Development Costs" are all costs associated with the development of Borrower's product, including, but not limited to software, that are not recorded as an expense and have been classified as an asset account.

        "Cash Management Services" are defined in Section 2.1.2.

        "Closing Date" is the effective date of this Agreement.

        "Code" is the Uniform Commercial Code, as applicable.

        "Collateral" is the property described on Exhibit A.

        "Committed Revolving Line" is Bank's commitment to make one or more Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 of up to an aggregate of Ten Million and No/100 Dollars ($10,000,000.00)

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Copyrights" are all copyright rights, applications or registrations and like protections in each work of authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

        "Credit Extension" is each Advance, Letter of Credit, Term Loan, FX Forward Contract, or any other extension of credit by Bank hereunder for the relevant Borrower's benefit.

        "Current Assets" are amounts that under GAAP should be included on that date as current assets on eCollege's consolidated balance sheet.

        "Current Liabilities" are the aggregate amount of eCollege's Total Liabilities on a consolidated basis, which mature within one (1) year.

        "Deferred Revenue" is all amounts received in advance of performance under a maintenance contract and not yet recognized as revenue.

        "EBITDA" is all of eCollege's consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to Borrowers' income.

        "Eligible Accounts" are Accounts in the ordinary course of the relevant Borrower's business that meet all such Borrower's representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrowers 30 days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

          (a)   Accounts that the account debtor has not paid within 90 days of invoice date;

          (b)   Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

          (c)   Credit balances over 90 days from invoice date;

          (d)   Accounts for an account debtor, including Affiliates, whose total obligations to such Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

          (e)   Accounts for which the account debtor does not have its principal place of business in the United States (except for Eligible Foreign Accounts);

          (f)    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality of any such entity except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

          (g)   Accounts for which such Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

          (h)   Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

          (i)    Accounts for which the account debtor is such Borrower's Affiliate (including the other Borrower), officer, employee, or agent;

          (j)    Accounts in which the account debtor disputes liability or makes any claim and Bank reasonably believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

          (k)   Accounts for which Bank reasonably determines collection to be doubtful.

        "Eligible Foreign Accounts" are Accounts for which the account debtor does not have its principal place of business in the United States but are: (1) covered by credit insurance satisfactory to Bank, less any deductible; or (2) supported by letter(s) of credit acceptable to Bank; or (3) that Bank approves in writing.

        "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which such Borrower has any interest.

        "ERISA" is the Employment Retirement Income Security Act of 1974, as amended, and its regulations.

        "FX Forward Contract" is defined in Section 2.1.4.

        "FX Reserve" is defined in Section 2.1.4.

        "GAAP" is generally accepted accounting principles.

        "Guarantor" is any present or future guarantor of the Obligations

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services (other than trade payables in the ordinary course), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property" is:

          (a)   Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

          (b)   Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

          (c)   All design rights which may be available to the relevant Borrower now or later created, acquired or held;

          (d)   Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

        All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

        "Inventory" is present and future inventory in which the relevant Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of such Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Letters of Credit" are described in Section 2.1.3.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrowers or Guarantor, and any other present or future agreement between Borrowers and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

        "Material Adverse Change" is described in Section 8.3.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank. The Obligations under this Agreement are "Specified Senior Indebtedness" as such term is used in the Seller Notes.

        "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

        "Permitted Distributions" are

          (a)   either Borrower effecting a stock split or declaring or paying any dividend consisting of shares of any class of its capital stock to the holders of shares of such class of capital stock, provided that such stock split or dividend is effected equally across all classes of capital stock;

          (b)   any Subsidiary declaring or making payment of cash and stock dividends, returns of capital or distributions of assets to either Borrower; and

          (c)   distributions solely in the form of capital stock of either Borrower.

        "Permitted Indebtedness" is:

          (a)   Such Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

          (b)   Indebtedness existing on the Closing Date and shown on the Schedule;

          (c)   Subordinated Debt;

          (d)   Indebtedness to trade creditors incurred in the ordinary course of business;

          (e)   Indebtedness secured by Permitted Liens;

          (f)    Indebtedness of such Borrower to any Subsidiary or to the other Borrower and Contingent Obligations of any Subsidiary with respect to obligations of such Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

          (g)   Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $1,250,000.00 in the aggregate outstanding at any time;

          (h)   Indebtedness of eCollege evidenced by a promissory note in the amount of $472,958.96 issued to Colorado Business Bank ("CBB") as part of the documentation for the CBB Letter of Credit in the same amount provided by CBB in favor of Bank as referred to in Section 4.1(b); and

          (i)    Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon such Borrower or its Subsidiary, as the case may be.

        "Permitted Investments" are:

          (a)   Investments shown on the Schedule and existing on the Closing Date, including the Investment in DataMark;

          (b)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any Investments permitted by such Borrower's investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

          (c)   Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of such Borrower;

          (d)   Investments accepted in connection with the Transfers permitted by Section 7.1;

          (e)   Investments of Subsidiaries in or to other Subsidiaries of such Borrower and Investments by such Borrower in Subsidiaries (other than DataMark) not to exceed $250,000 in the aggregate in any fiscal year;

          (f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees or non executive officers relating to the purchase of equity securities of such Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower's Board of Directors;

          (g)   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

          (h)   Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of such Borrower in any Subsidiary;

          (i)    Joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by such Borrower do not exceed $50,000 in the aggregate in any fiscal year;

          (j)    Investments the consideration for which is paid solely with capital stock of either Borrower;

          (k)   extensions of trade credit in the ordinary course of business; and

          (j)    Other Investments not otherwise permitted by Section 7.6 not exceeding $250,000 in the aggregate outstanding at any time.

        "Permitted Liens" are:

          (a)   Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents, including Liens arising under the SSSNWPA in favor of the Senior Subordinated Noteholders;

          (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

          (c)   Purchase money Liens (i) on Equipment acquired or held by such Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

          (d)   Licenses or sublicenses granted in the ordinary course of such Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

          (e)   Leases or subleases granted or incurred in the ordinary course of such Borrower's business, including the Lien of capital leases and including those granted or incurred in connection with such Borrower's leased premises or leased property;

          (f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

          (g)   Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

          (h)   Liens in favor of other financial institutions arising in connection with such Borrower's deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and the Lien in favor of Colorado Business Bank ("CBB") covering one or more certificate of deposit accounts of Borrower at CBB securing the CBB Letter of Credit provided by CBB in favor of Bank as referred to in Section 4.1(b); and

          (i)    Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or government agency.

        "Prepayment Fee" is a premium on the principal portion of the Term Loan, if any, paid before the respective due date. Such fee shall be as follows if prepayment is made during the following periods following disbursement:

Months 1-12	3.0%
Months 13-24	2.0%
Months 25-36	1.0%

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Quick Assets" is, on any date, eCollege's consolidated, unrestricted cash and cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

        "Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer and the Controller of the relevant Borrower.

        "Revolving Maturity Date" is the date twenty-four (24) months from the Closing Date.

        "Schedule" is any attached schedule of exceptions.

        "Subordinated Debt" is debt incurred by either Borrower subordinated to Borrowers' indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing, including without limitation the Seller Notes, as defined in the Stock Purchase Agreement, up to $12,000,000.00, and the Senior Subordinated Notes, referred to in the recitals hereto, up to $20,000,000.00.

        "Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person. If used without other modification, "Subsidiary" shall mean a Subsidiary of either Borrower.

        "Tangible Net Worth" is, on any date, the consolidated total assets of eCollege and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities excluding all Subordinated Debt.

        "Term Loan" is a Credit Extension (as requested by eCollege) of up to Three Million and No/100 Dollars ($3,000,000.00) described in Section 2.1.5.

        "Term Loan Maturity Date" is November 1, 2006.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on eCollege's consolidated balance sheet, including all Indebtedness.

        "Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

14    EFFECTIVENESS.    Bank recognizes and agrees that the execution of this Agreement and any Loan Documents by DataMark and the obligations of DataMark incurred hereunder and thereunder are effective only upon the Closing under the Stock Purchase Agreement referred to in the Recitals to this Agreement.

15    JURY TRIAL WAIVER.    BORROWERS AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

BORROWER:
eCollege.com
By:	/s/ DOUGLAS KELSALL
Title:	Executive Vice President
BORROWER:
DataMark, Inc.
By:	/s/ DOUGLAS KELSALL
Title:	Chief Executive Officer
BANK:
SILICON VALLEY BANK
By:	/s/ FRANK JOHNSON
Title:	Vice President

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